Exhibit 99.1

PINTO OFFSHORE HOLDINGS, LLC

Exhibit 99.1

Independent Auditor’s Report

Members
Pinto Offshore Holdings, LLC
Houston, Texas

We have audited the accompanying financial statements of Pinto Offshore Holdings, LLC, which comprise the balance sheet as of December 31, 2015, and the related statements of operations, members’ equity, and cash flows for the period from September 9, 2015 (Inception) through December 31, 2015, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pinto Offshore Holdings, LLC as of December 31, 2015, and the results of its operations and its cash flows for the period from September 9, 2015 (Inception) through December 31, 2015 in accordance with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP
Houston, Texas

February 29, 2016

Exhibit 99.1

PINTO OFFSHORE HOLDINGS, LLC
BALANCE SHEETS
(in thousands)

December 31,
2015
ASSETS:
Current assets	$—
Investment in unconsolidated affiliates	214,824
Total assets	$214,824

LIABILITIES AND MEMBERS' EQUITY:
Current liabilities
Accounts payable and accrued liabilities	$10
Total current liabilities	10

Total liabilities	10
Commitments and contingencies, Note 3

Members' equity	214,814
Total liabilities and members' equity	$214,824

See accompanying notes to financial statements.

Exhibit 99.1

PINTO OFFSHORE HOLDINGS, LLC
STATEMENT OF OPERATIONS
(in thousands)

September 9, 2015 (Inception) through December 31, 2015
Equity in earnings of unconsolidated affiliates	$28,482

General and administrative expenses	111

Net income (loss)	$28,371

See accompanying notes to financial statements.

Exhibit 99.1

PINTO OFFSHORE HOLDINGS, LLC
STATEMENT OF MEMBERS' EQUITY
(in thousands, except unit amounts)

	Units
	Issued	Amount
Balance, September 9, 2015 (Inception)	—	$—
Issuance of membership units in exchange for assets contributed	10,000	235,334
Distributions	—	(48,992)
Capital contributions	—	101
Net income	—	28,371
Balance, December 31, 2015	10,000	$214,814

See accompanying notes to financial statements.

Exhibit 99.1

PINTO OFFSHORE HOLDINGS, LLC
STATEMENT OF CASH FLOWS
(in thousands)

September 9, 2015 (Inception) through December 31, 2015
Cash flows from operating activities
Net income	$28,371
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in earnings of unconsolidated affiliates	(28,482)
Distributions from Delta House FPS, LLC and Delta House Oil and Gas Lateral, LLC	48,992
Changes in operating assets and liabilities:
Accounts payable and other current liabilities	10
Net cash provided by operating activities	48,891
Cash flows from investing activities	—
Cash flows from financing activities	—
Distributions to members	(48,891)
Net cash used in financing activities	(48,891)
Change in cash and cash equivalents	—
Cash and cash equivalents, beginning of period	—
Cash and cash equivalents, end of period	$—

Non-Cash Investing and Financing Activities
Assets contributed in exchange for membership units	$235,334
Capitalization of amount due to members	$101

See accompanying notes to financial statements.

Exhibit 99.1

PINTO OFFSHORE HOLDINGS, LLC
NOTES TO FINANCIAL STATEMENTS
(in thousands)

1.	Organization and Nature of Operations

Pinto Offshore Holdings, LLC (the “Company”) was formed in the state of Delaware as a limited liability company on September 9, 2015. The Company will continue in existence until it is dissolved and terminated by the members of the Company in accordance with the provisions of the Amended and Restated Limited Liability Agreement (the “LLC Agreement”). The purpose of the Company is to directly or indirectly acquire, own, hold, manage, and dispose of the limited liability company interests of Delta House FPS LLC, a Delaware limited liability company (“FPS”), and Delta House Oil and Gas Lateral LLC, a Delaware limited liability company (“OGL”).

OGL receives and transports hydrocarbons from the Marmalard, Neidermeyer, and SOB 2 prospects (the “Anchor Prospects”), the Blue Wing Olive, Malachite, and SOB III prospects (“Secondary Prospects”), and the Otis and Odd Job prospects (“Additional Priority Prospects”) in the Gulf of Mexico, and any future additional prospects from a floating production system (the “Base FPS”), which has been developed and is operated by FPS, to commercial pipeline operators. The Base FPS and the oil and gas lateral transportation facilities initiated operations in April 2015.

Profits and losses are allocated to the members in proportion to their equity percentage interests. Assets were contributed to the Company and all privileges, preferences, duties, liabilities, obligations, and rights set forth in the LLC Agreement commenced on September 18, 2015.

The Company has reviewed its relationships with FPS and OGL and determined that the relationships meet the criteria to be considered variable interest entities (“VIEs”) as defined by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 810, Consolidation. However, the Company has determined it does not have the power to direct the activities of FPS and OGL that most significantly impact their performance, such as oversight of day-to-day operations, hiring, scheduling, and maintaining the workforce that operates FPS and OGL, ongoing repairs and maintenance including selecting and hiring the contractors or employees performing that work, and operating the facilities. The power to direct those activities and decisions are held by FPS and OGL’s operator. Additionally there are no substantive kick-out or liquidation rights to remove the operator. As the Company is not the primary beneficiary of FPS and OGL but can exercise significant influence, the Company accounts for its investments in FPS and OGL as equity method investments.

2.	Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The financial statements have been prepared in U.S. dollars using accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Equity Method Investments

Investments in which the Company has the ability to exercise significant influence, but are not deemed to have control, are accounted for under the equity method. The Company’s unconsolidated affiliates, FPS and OGL, are accounted for under the equity method. The investment in unconsolidated affiliates represents the carrying amount on the Company’s balance sheet of its investment its equity method investees. This is not an indicator of the fair value of the investments, rather it is the initial cost adjusted for the entity's share of earnings and losses of the investees, adjusted for any distributions (dividends) and other than temporary impairment losses recognized. Equity in the earnings of unconsolidated affiliates reported on the statement of income represents the Company’s proportionate share of the net income of its investees for the period to which the equity method of accounting is applied.

Fair Value of Financial Instruments

The Company’s financial instruments consist of accounts payable and accrued liabilities. The carrying amount approximates fair value due to the short-term nature of those instruments.

Use of Estimates

When preparing financial statements in conformity with U.S. GAAP, management must make estimates and assumptions based

Exhibit 99.1

on information available at the time. These estimates and assumptions affect the reported amounts of assets, liabilities, revenues and expenses, as well as the disclosures of contingent assets and liabilities as of the date of the financial statements. Estimates and assumptions are based on information available at the time such estimates and assumptions are made. Adjustments made with respect to the use of these estimates and assumptions often relate to information not previously available. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of financial statements. Actual results could differ materially from estimated amounts.

Concentration of Credit Risk

The Company’s investments in unconsolidated affiliates are composed of operations located in the Gulf of Mexico which provide infrastructure capacity and transportation services to producers of oil and natural gas. Those affiliates have a concentration of accounts receivable balances due from companies engaged in the production of oil and natural gas in the Gulf of Mexico. The affiliates’ customers may be similarly affected by changes in economic, regulatory, weather, or other factors.

Income Taxes

The Company files its federal income tax return as a limited liability corporation under the Internal Revenue Code. In lieu of corporate income taxes, the members of the Company are taxed on their proportionate share of the Company’s taxable income. Accordingly, no provision or liability has been recognized for federal income tax purposes in the accompanying financial statements, as taxes are the responsibility of the individual members of the Company.

The Company’s assets are located in federal waters in the Gulf of Mexico, and therefore, are not subject to state income taxes.

Each income tax position is assessed using a two-step process. A determination is first made as to whether it is more likely than not that the income tax position will be sustained, based upon technical merits, upon examination by the taxing authorities. If the income tax position is expected to meet the more likely than not criteria, the benefit recorded in the financial statements equals the largest amount that is greater than 50% likely to be realized upon its ultimate settlement. The Company had no uncertain tax positions as of December 31, 2015.

For the period from September 9, 2015 (inception) through December 31, 2015, the Company did not incur any income tax-related interest or penalties.

Recent Accounting Pronouncements

The FASB issued Accounting Standards Update No. 2014-09 (“ASU 2014-09”), which creates Topic 606, Revenue from Contracts with Customers, which supersedes the revenue recognition requirements Topic 605, Revenue Recognition, including most industry-specific revenue recognition guidance throughout the Industry Topics of the Codification. ASU 2014-09 is based on the core principle that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, ASU 2014-09 requires enhanced financial statement disclosures over the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. ASU 2014-09 is effective for public entities for annual and interim periods beginning after December 15, 2017 and effective for nonpublic entities for annual periods beginning after December 15, 2018 and interim periods within annual periods beginning after December 15, 2019. Both public and nonpublic entities are permitted to early adopt and apply ASU 2014-09 starting with annual periods beginning after December 15, 2016. ASU 2014-09 may be applied retrospectively to each prior period presented, or retrospectively with the cumulative effect recognized as of date of adoption. The Company is currently evaluating the impact of the adoption of ASU 2014-09 on its financial statements.

The FASB issued Accounting Standards Update No. 2015-02 (“ASU 2015-02”), which clarifies Topic 810, Consolidation, and sets forth Amendments to the Consolidation Analysis. The revised standard clarifies the consolidated reporting guidance under U.S. GAAP for limited partnerships, limited liability companies (LLCs), and other types of off-balance-sheet vehicles used for mortgage-backed securities, collateralized loan obligations, and collateralized debt obligations. The amendments in this Update are effective for public business entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. For all other entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2016, and for interim periods within fiscal years beginning after December 15, 2017. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. A reporting entity may apply the amendments in this Update using a modified retrospective approach by recording a cumulative- effect adjustment to equity as of the beginning of the fiscal year of adoption. A reporting entity also may apply the amendments retrospectively. The Company is currently evaluating the impact of the adoption of ASU 2015-02 on its financial statements.

Exhibit 99.1

3.	Commitments and Contingencies

Legal Proceedings

The Company is not currently party to any pending litigation or governmental proceedings, other than ordinary routine litigation incidental to its business. While the ultimate impact of any proceedings cannot be predicted with certainty, the Company believes that the resolution of any of its pending proceedings will not have a material effect on its financial condition or results of operations.

Environmental Matters

Both FPS and OGL are subject to federal and state laws and regulations relating to the protection of the environment. Environmental risk is inherent to processing platform operations and oil and natural gas pipeline transportation, and the Company, at times, in connection with its investment in FPS and OGL, could be subject to environmental cleanup and enforcement actions. The Company is not aware of any material environmental matters.

4.	Investments in Unconsolidated Affiliates

On September 18, 2015, Toga Offshore, LLC (“Toga”), the Company’s majority owner, contributed 49% of the outstanding Class A membership units of FPS and 49% of the outstanding Class A membership units of OGL to the Company for no consideration. As this was a transaction between entities under common control, the investments in FPS and OGL were transferred at Toga’s carrying value as of the contribution date. The change in the Company’s investments in FPS and OGL are summarized as follows:

	FPS	OGL	Total
Beginning balance, September 9, 2015 (Inception)	$—	$—	$—
Contribution of investment	145,261	90,073	235,334
Distributions	(40,519)	(8,473)	(48,992)
Equity in earnings of unconsolidated affiliates	20,476	8,006	28,482
Ending balance, December 31, 2015	$125,218	$89,606	$214,824

Summarized financial information for FPS and OGL as of December 31, 2015, and for the period from September 18, 2015 through December 31, 2015 is as follows:

	FPS	OGL
Current assets	$125,260	$11,565
Non-current assets	$665,215	$173,536
Current liabilities	$129,056	$33
Non-current liabilities	$358,008	$2,198

Revenues	$48,154	$17,737
Income from operations	$45,364	$16,337
Net income	$41,790	$16,337

As holders of 49% of the Class A membership units of FPS and OGL, the Company is exposed to the risk of loss of its entire investment. Additionally, pursuant to the Amended and Restated Limited Liability Company Operating Agreements for both FPS and OGL, Class A members can be required to contribute additional funds for operating costs to the extent such operating costs exceed available cash held by FPS or OGL and for expansion projects as voted upon by the Class A members.

5.	Members' Equity

There is one class of equity units (the “Units”), as established by the LLC Agreement, which may be divided into one or more types, classes, or series, in accordance with the terms and conditions of the LLC Agreement. The Units shall have the privileges, preferences, duties, liabilities, obligations, and rights set forth in the LLC Agreement. There were 10,000 units authorized and

Exhibit 99.1

outstanding as of December 31, 2015.

For purposes of adjusting the capital accounts of the members, the net profits, net losses, and, to the extent necessary, individual items of income, gain, loss and deduction, for any fiscal year, or other period, shall be allocated among the members in a manner such that the adjusted capital account of each member, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to then distributions that would be made to such member if the Company were dissolved, its affairs wound up, and its properties sold for cash equal to their gross asset values, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the gross asset value of the asset securing such liability), and the net assets of the Company were distributed to the members immediately after making such allocation.

On September 18, 2015, Toga, the majority owner of Stork Offshore Holdings, LLC and an affiliate of ArcLight Asset Management, LLC, contributed their ownership interest in FPS (approximately 49%) to the Company. Subsequently, on September 18, 2015, American Midstream Delta House, LLC (an affiliate of American Midstream Partners, LP) (“AMID”), purchased a 26.33% interest in the Company, resulting in AMID owning an approximate 12.9% indirect interest in FPS.

On September 18, 2015, Toga, the majority owner of Otter Offshore Holdings, LLC and an affiliate of ArcLight Asset Management, LLC, contributed their ownership interest in OGL (approximately 49%) to the Company. Subsequently, on September 18, 2015, AMID purchased a 26.33% interest in the Company, resulting in AMID owning an approximate 12.9% indirect interest in OGL.

From October 2015 through December 2015, FPS and OGL declared distributions totaling $48,992 to the Company. Simultaneously, the Company declared distributions of $48,992 to its members, Toga and AMID. The distributions were paid to the members by FPS and OGL on behalf of the Company.

In 2015, OGL paid accounting fees totaling $101 on behalf of the Company, which is reflected as a capital contribution in the statement of members’ equity.

6.	Subsequent Events

The Company has evaluated subsequent events through February 29, 2016, which is the date these financial statements were available for issuance.